Exhibit 10.2

EQUITY TRANSFER AGREEMENT

JIN ZHU CAI

AND

JIANG HUAI LIN

July 1, 2008

EQUITY TRANSFER AGREEMENT

This EQUITY TRANSFER AGREEMENT (this "Agreement"), dated as of July 1, 2008, by and between Jin Zhu Cai, an individual (the "Transferor") and Jiang Huai Lin, an individual (the "Transferee") (each a "Party" and collectively the "Parties").

BACKGROUND

The Transferor owns 24% of the equity of iASPEC Software Co. Ltd. (the "Company"), a limited liability company established and validly existing under the laws of the People’s Republic of China (the "PRC"). The Transferee owns 76% of the equity interest of the Company and is the Chief Executive and Chairman of Information Security Technology (China) Co. Ltd. ("IST"), a PRC limited liability company and the Company’s exclusive commercial partner, and of IST’s parent company, China Information Security Technology, Inc. ("CIST"), a Nevada corporation listed on the Nasdaq Global Select market. The Transferor agrees to transfer and sell to the Transferee, all of his equity in the Company (the "Equity"), and the Transferee agrees to purchase such Equity on the terms and conditions set forth in this Agreement, such that upon completion of the transfer hereunder, the Transferee shall fully own 100% of the equity and control power of the Company.

Pursuant to a management services agreement ("MSA"), dated as of July 1, 2007, by and among CIST, IST, the Company and the Parties, the Board of Directors of IST is required to authorize, in advance, certain material actions taken by the Company and its shareholders, including but not limited to, the sale or transfer by any of the Parties of any part of the Company’s equity held by them, including the Equity.

AGREEMENT

1.

Equity Transfer

1.1

On and subject to the terms and conditions of this Agreement, the Transferee agrees to purchase from the Transferor, and the Transferor agrees to sell to the Transferee the Equity of the Company for the consideration specified below in Section 2 hereof.

1.2

The Parties agree that from and after the Completion Date (defined herein), the Transferee will be entitled to all legal rights derived from the Equity and responsible for related legal obligations. All legal rights and obligations related to the Equity are determined by certain PRC laws and regulations and the articles of incorporation of the Company. The Transferee shall fully indemnify and shall keep indemnified the Transferee from any liabilities or debts in connection with the Equity, except those that have been disclosed to the Transferees prior to the execution of this Agreement. The Transferee shall have the right to claim damages against the Transferor if the Transferee incurs damages due to undisclosed liabilities or debts. "Completion Date" means the date on which the rights of ownership of the Equity have been transferred to the Transferee and the change of registration is complete in accordance with applicable PRC laws, administrative regulations, local regulations, department rules, normative documents and other administrative orders with a general binding force in the PRC; provided however, that the Completion Date shall be no later than July 15, 2008.

1.3

The Transferor shall provide the Transferee with any assistance necessary to effect the registration of the transfer of the Equity.

1.4

After the Completion Date, the Purchaser will become the sole owner of 100% of the equity in the Company.

2.

Purchasing Price and Payment Method

2.1

The consideration for the transfer of the Equity shall be RMB60,000,000 (approximately $8,720,996 at a conversion rate of RMB6.88:$1) (the "Purchase Price").

2.2

Upon the terms and subject to the all of the conditions contained herein, Transferee shall pay the Purchase Price by transferring and delivering an aggregate of 1,527,855 shares of restricted common stock of CIST owned by Transferee, valued at $8,720,996 in the aggregate, or at $5.708 per share (the "Shares"). The Parties understand and acknowledge that the Purchase Price is based upon a valuation of the Equity at 24% of Company’s registered capital of RMB50 million, times a multiple of 5.

2.3

The Transferee shall deliver to the Transferor certificates evidencing the Shares, endorsed in blank or accompanied by duly executed assignment documents and including a Medallion Guarantee or a customary substitute therefor, on or before the Completion Date.

3.

Conditions Precedent to Transfer

This Agreement shall become effective when all the terms and conditions set forth below are satisfied:

(1)

each Party has executed this Agreement;

(2)

the shareholder meeting of the Company has approved the transfer of the Equity; and

(3)

the Board of Directors of IST has approved the transactions contemplated by the Agreement, as required by the MSA.

4.

Representations, Warranties, and Undertakings

4.1

The Transferor hereby represents, warrants and undertakes to the Transferee unconditionally and irrevocably as follows:

(1)

The Transferor has and shall have full power and authority to enter into and execute this Agreement which constitutes binding obligations on the Transferor in accordance with the terms at the date of this Agreement;

(2)

The Transferor has all the legally required authorizations and approvals to execute the Agreement and perform the obligations hereunder;

(3)

The Transferor legally holds the Equity, free of pledge, mortgage, charges or claims, and the Transferor does not know any third party that has claimed or will claim any right which would have a material and adverse effect over all or part of Equity and there are no disputes, litigations, arbitrations or administrative penalties in respect of the Equity; and

(4)

The execution and delivery of this Agreement, and the performance by the Transferor of his obligations hereunder, will not violate any applicable laws or conflict with the terms and conditions of any existing agreements;

(5)

The Transferor hereby: (a) acknowledges that the certificate(s) representing or evidencing the Shares contain a customary restrictive legend restricting the offer, sale or transfer of such Shares except in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration; (b) agrees that all offers and sales of such Shares shall be made pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from, or a transaction not subject to the registration requirements of, the Securities Act; (c) represents that the offer to purchase the Shares was made to such Transferor outside of the United States, and such Transferor was, at the time of the offer and will be, at the time of the sale and is now, outside the United States; (d) has not engaged in or directed any unsolicited offers to purchase shares of CIST’s Common Stock in the United States; (e) is neither a U.S. Person nor a Distributor (as such terms are defined in Section 902(a) and 902(c), respectively, of Regulation S); (f) has purchased the Shares for its own account and not for the account or benefit of any U.S. Person; (g) after the Completion Date will be the sole beneficial owner of the Shares and has not pre-arranged any sale with a purchaser in the United States; and (h) is familiar with and understands the terms and conditions and requirements contained in Regulation S, specifically, without limitation, the Transferor understands that the statutory basis for the exemption claimed for the sale of the Shares would not be present if the sale, although in technical compliance with Regulation S, is part of a plan or scheme to evade the registration provisions of the Securities Act.

(6)

All the representations, warranties, and undertakings and the documents concerning the Transferor provided by the Transferor are true, accurate, integral and complete.

4.2

The Transferee hereby represents, warrants, and undertakes to the Transferor unconditionally and irrevocably as follows:

(1)

The Transferee has and shall have full power and authority to enter into and execute this Agreement which constitutes binding obligations on the Transferee in accordance with the terms at the date of this Agreement;

(2)

The Transferee has all the legally required authorizations and approvals to execute the Agreement and perform the obligations hereunder; and

(3)

All the representations, warranties, and undertakings and the documents provided by the Transferee are true, accurate, integral and complete.

5.

Liability for Breach of Agreement

5.1

If any event described below occurs due to either Party, it shall be deemed as a breach of the Agreement:

(1)

violation of any obligations or representations defined herein; or

(2)

any misrepresentation or breach of warranties contained herein (intentionally or unintentionally).

5.2

The breaching party shall take action to mitigate the breach within thirty (30) days upon the request of the other party. In the event the breach is not remedied within such period, the non-breaching party has the right to terminate the Agreement. The breaching party shall compensate the non-breaching party for all the economic damage resulting from such breach.

6.

Force Majeure

6.1

Reference to "force majeure" in this Agreement are to those situations that are unforeseeable, unavoidable and the consequences of such are uncontrollable. These situations include but are not limited to earthquakes, typhoons, water calamities, war, strikes, government activities, and other similar events that are commonly deemed uncontrollable in accordance with normal international business practice. 6.2 In the event of a force majeure, the party suffering the damage shall, within ten (10) days from the occurrence of such event, provide to the other party the relevant evidence witnessing the event which shall be issued by a competent public notary. 6.3 The failure to fulfill this Agreement of either Party due to a force majeure event shall not be deemed to be breach of the Agreement; provided that, however, the Parties shall use their best efforts to mitigate the damages caused by the force majeure event.

7.

Amendment, Cancellation and Termination

1.1

Unless otherwise indicated, this Agreement will be terminated if any one of the following happens:

(1)

The Parties mutually decide to terminate this Agreement through negotiation;

(2)

The purpose of the Agreement cannot be achieved by the Parties because of force majeure events;

(3)

Due to the other Party’s breach of the Agreement, the non-breaching party terminates this Agreement according to Section 5.2. hereof; or

(1)

This Agreement is declared invalid as a whole by a court or other competent authorities of the PRC.

1.2

In the event of a termination pursuant to Section 7.1(3) hereof, the non-breaching party shall be entitled to exercise all rights under this Agreement, including recovery of damages.

1.3

This Agreement may be amended or supplemented upon the mutual consent of the Parties. Any amendment or supplement to the Agreement shall be made in written form and shall become effective upon signing by the Parties. Such amendment or supplement shall be deemed as an integral part of the Agreement.

8.

Governing Law and Dispute Settlement

1.1

This Agreement will be governed by and construed in accordance with the laws of the PRC, excluding Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan of the PRC.

1.2

The Parties shall take efforts to settle any dispute arising from interpretation or performance of or in connection with the Agreement through friendly consultations. In case no settlement can be reached through such consultations, the dispute shall be adjudicated by the court sitting in the PRC jurisdiction where the Agreement is executed.

1.3

The Parties shall continue performing all the obligations contained in this Agreement except for the clauses related to the disputed issues.

9.

Notices

1.1

Any notice, request, demand, claim or other communications hereunder must be in writing, in Mandarin, and must be dispatched by Express Mail, facsimile transmission or personally to the receiver’s registered address. Such notice, request, demand claim or other communication shall be deemed to be given: (a) in case of delivery personally, upon delivery; (b) in case of Express Mail, on the stated date of acceptance on the receipt; or (c) in case of facsimile transmission, upon receipt of the confirmation message from the fax machine.

If to Transferor:

c/o China Information Security Technology, Inc.
21st Floor, Everbright Bank Building,
Zhuzilin, Futian District, Shenzhen, Guangdong,
People’s Republic of China 518040
Tel.: (+86) 755 -8370-8333
Fax: (+86) 755-8370-9333

If to Transferee:

c/o China Information Security Technology, Inc.
21st Floor, Everbright Bank Building,
Zhuzilin, Futian District, Shenzhen, Guangdong,
People’s Republic of China 518040
Tel.: (+86) 755 -8370-8333
Fax: (+86) 755-8370-9333

10.

Miscellaneous

1.1

This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written consent of the Parties.

1.2

Any term or provision of this Agreement that is held invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof.

1.3

The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

1.4

This Agreement may be executed with five (5) copies and each of which shall be deemed an original and shall be valid and binding for all purposes.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on as of the date first above written.

TRANSFEROR:
/s/_Jin Zhu Cai
Jin Zhu Cai

TRANSFEREE:
/s/ Jiang Huai Lin
Jiang Huai Lin